EXHIBIT 99.1
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Technology Industry Veteran Jim Richardson
Joins Plumtree Board of Directors

New Board Member Brings Broad Financial Experience to Plumtree

SAN FRANCISCO, Calif., January 15, 2003—Enterprise Web technology leader Plumtree Software (Nasdaq: PLUM) today announced the appointment of Jim Richardson to its board of directors. Mr. Richardson brings more than 25 years of financial and operational experience in the technology industry. He currently serves as Chairman of the Board for mobile software provider AvantGo, and Chairman of the Audit Committee for sales and marketing solution provider Rainmaker Systems, both public companies.

“The talent and independence of our board has always been one of Plumtree’s key assets,” said Plumtree CEO John Kunze. “The appointment of Jim Richardson continues the board’s tradition of experience and leadership.”

Mr. Richardson, an attorney and a certified public accountant, has served as the Chief Financial Officer and the Chief Administrative Officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue, giving him significant experience with business operations, controllership, treasury systems, and investor communications. He helped lead three initial public offerings and served as the principal negotiator in the acquisition or sale of several public and private companies.

Mr. Richardson’s appointment increases the number of directors from five to six and the number of independent directors to four. Mr. Richardson has also been appointed to serve on the board’s Audit Committee, which is presently comprised of all independent directors.

“I am proud to join a company with the history of innovation, customer reputation and financial discipline of Plumtree,” said Richardson.

About Plumtree Software
Plumtree Software is the Enterprise Web technology leader. Plumtree’s mission is to create a comprehensive Web environment for employees, customers and partners across the enterprise to interact with different systems and work together. Plumtree’s Enterprise Web solution consists of integration products for bringing resources from traditional systems together on the Web, foundation services such as collaboration, content management and search for building new Web applications, and a portal platform for delivering these Web applications to broad audiences. Plumtree’s independence and its Web Services Architecture allow this solution to span rival platforms and systems, maximizing customers’ return on their existing investments. With offices in more than a dozen countries, Plumtree has over 400 customers, including Boeing, Ford Motor Company, Procter & Gamble and the U.S. Navy.

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NOTE: Plumtree is a registered trademark of Plumtree Software, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Investor Contact
Diohonne Beltramo
415.399.2554
diohonne.beltramo@plumtree.com

Press Contact
Laura Nusbaum
415.399.2545
laura.nusbaum@plumtree.com

Technology Industry Veteran Jim Richardson Joins Plumtree Board of Directors